                                 EXHIBIT 99.2

                     SOLICITATION AND MARKETING MATERIALS

                             FULTON BANCORP, INC.
                         PROPOSED HOLDING COMPANY FOR
                           FULTON SAVINGS BANK, FSB
                               FULTON, MISSOURI

                         PROPOSED MARKETING MATERIALS

                                    7-8-96

                              Marketing Materials
                             Fulton Bancorp, Inc.
                               Fulton, Missouri

                               Table of Contents
                               -----------------

I.        Press Releases
          A.  Explanation
          B.  Schedule
          C.  Distribution List
          D.  Press Release Examples

II.       Advertisements
          A.  Explanation
          B.  Schedule
          C.  Advertisement Examples

III.      Question and Answer Brochure
          A.  Explanation
          B.  Method of Distribution
          C.  Example

IV.       IRA Mailing
          A.  Explanation
          B.  Quantity
          C.  IRA Mailing Example

V.        Counter Cards and Lobby Posters
          A.  Explanation
          B.  Quantity

VI.       Proxy Reminder
          A.  Explanation
          B.  Example

                              I.  Press Releases


A.   Explanation

     In an effort to assure that all customers receive prompt accurate information in a simultaneous manner, Trident advises the Savings Bank to forward press releases to area newspapers, radio stations, etc. at various points during the conversion process.

     Only press releases approved by Conversion Counsel and the OTS will be forwarded for publication in any manner.

B.   Schedule

     1.  OTS Approval of Conversion

     2.  Close of Stock Offering

                             C.  Distribution List

                          National Distribution List
                          --------------------------


National Thrift News                     Wall Street Journal
- --------------------                     -------------------
212 West 35th Street                     World Financial Center
13th Floor                               200 Liberty
New York, New York  10001                New York, NY  10004
Richard Chang

American Banker                          SNL Securities
- ---------------                          --------------
One State Street Plaza                   Post Office Box 2124
New York, New York  10004                Charlottesville, Virginia  22902
Michael Weinstein

Barrons                                  Investors Business Daily
- -------                                  ------------------------
Dow Jones & Company                      12655 Beatrice Street
Barrons Statistical Information          Post Office Box 661750
200 Burnett Road                         Los Angeles, California  90066
Chicopee, Massachusetts  01020

New York Times
- --------------
229 West 43rd Street
New York, NY  10036

                               Local Media List
                               ----------------

                               (To be provided)


Newspaper
- ---------



Radio
- -----

D.   Press Release Examples
     PRESS RELEASE                                FOR IMMEDIATE RELEASE
                                                  ---------------------
                                                  For More Information Contact:
                                                  Kermit D. Gohring
                                                  (573) 642-6618

                           FULTON SAVINGS BANK, FSB
                           ------------------------

                       CONVERSION TO STOCK FORM APPROVED
                       ---------------------------------

     Fulton, Missouri (September __, 1996) - Kermit D. Gohring, President of Fulton Savings Bank, FSB ("Fulton Savings Bank" or the "Savings Bank"), Fulton, Missouri, announced that Fulton Savings Bank has received approval from the Office of Thrift Supervision to convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. In connection with the Conversion, Fulton Savings Bank has formed a holding company, Fulton Bancorp, Inc., to hold all of the outstanding capital stock of Fulton Savings Bank.

     Fulton Bancorp, Inc. is offering up to ___________ shares of its common stock, subject to adjustment, at a price of $10.00 per share. Certain account holders and borrowers of the Savings Bank will have an opportunity to subscribe for stock through a Subscription Offering that closes on _________, 1996.
Shares that are not subscribed for during the Subscription Offering may be offered subsequently to the general public in a Direct Community Offering, with first preference given to natural persons and trusts of natural persons residing in Boone and Callaway Counties, Missouri. The Subscription Offering and Community Offering, if conducted, will be managed by Trident Securities, Inc. of Raleigh, North Carolina. Copies of the Prospectus relating to the offerings and describing the Plan of Conversion will be mailed to customers on or about September __, 1996.

     As a result of the Conversion, Fulton Savings Bank will be structured in the stock form as are all commercial banks and an increasing number of savings institutions and will be a
wholly-owned subsidiary of Fulton Bancorp, Inc.   According to Mr. Gohring, "Our
day to day operations will not change as a result of the Conversion and deposits will continue to be insured by the FDIC up to the applicable legal limits."

     Customers with questions concerning the stock offering should call Fulton Savings Bank's Stock Information Center at (573) ________, or visit one of Fulton Savings Bank's offices.

PRESS RELEASE                                     FOR IMMEDIATE RELEASE
                                                  ---------------------
                                                  For More Information Contact:
                                                  Kermit D. Gohring
                                                  (573) 642-6618

             FULTON SAVINGS BANK COMPLETES INITIAL STOCK OFFERING
             ----------------------------------------------------

     Fulton, Missouri - (October __, 1996) Kermit D. Gohring, President of Fulton Savings Bank ("Fulton Savings Bank" or the "Savings Bank"), announced today that Fulton Bancorp, Inc., the proposed holding company for Fulton Savings Bank, has completed its initial stock offering in connection with the Savings Bank's conversion from mutual to stock form. A total of __________ shares were sold at the price of $10.00 per share.

     On October __, 1996, Fulton Savings Bank's Plan of Conversion was approved by the Savings Bank's voting members at a special meeting of members.

     Mr. Gohring said that the officers and boards of directors of Fulton Bancorp, Inc. and Fulton Savings Bank wished to express their thanks for the response to the stock offering and that Fulton Savings Bank looks forward to serving the needs of its customers and new stockholders as a community-based stock institution. The stock is anticipated to commence trading on October __, 1996 on the Nasdaq SmallCap Market under the symbol "____". Trident Securities, Inc. of Raleigh, North Carolina managed the stock offering.

                              II.  Advertisements

A.   Explanation

     The intended use of the attached advertisement "A" is to notify Fulton Savings Bank's customers and members of the local community that the conversion offering is underway.

     The intended use of advertisement "B" is to remind Fulton Savings Bank's customers of the closing date of the Subscription Offering.

B.   Media Schedule

     1. Advertisement A - To be run immediately following OTS approval and possibly run weekly for the first three weeks.
     2. Advertisement B - To be run during the last week of the subscription offering.

     Trident may feel it is necessary to run more ads in order to remind customers of the close of the Subscription Offering and the Community Offering, if conducted.

     Alternatively, Trident may, depending upon the response from the customer base, choose to run fewer ads or no ads at all.

     These ads will run in the local newspapers.

     The ad size will be as shown or smaller.

- --------------------------------------------------------------------------------

This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the prospectus. These shares have not been approved or disapproved by the Securities and Exchange
         Commission, the Office of Thrift Supervision or the Federal
          Deposit Insurance   Corporation, nor has such commission,
              office or corporation passed upon the accuracy or
                adequacy of the prospectus. Any representation
                         to the contrary is unlawful.


NEW ISSUE                                                     SEPTEMBER __, 1996



                              ____________ SHARES


                    These shares are being offered pursuant
                        to a Plan of Conversion whereby


                           FULTON SAVINGS BANK, FSB




                            Fulton, Missouri, will
                convert from a federal mutual savings bank to a
                      federal capital stock savings bank
                    and become a wholly owned subsidiary of



                             FULTON BANCORP, INC.


                                 COMMON STOCK


                                _______________

                            PRICE $10.00 PER SHARE
                                _______________



                           TRIDENT SECURITIES, INC.

               For a copy of the prospectus call (573) ________.


     Copies of the prospectus may be obtained in any State in which this announcement is circulated from Trident Securities, Inc. or such other brokers and dealers as may legally offer these
                           securities in such state.

   THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

- --------------------------------------------------------------------------------

Advertisement (B)
- --------------------------------------------------------------------------------



                              FULTON SAVINGS BANK

                      OCTOBER __, 1996 IS THE DEADLINE TO
                      ORDER STOCK OF FULTON BANCORP, INC.


                       Customers of Fulton Savings Bank
                             have the opportunity
                       to invest in Fulton Savings Bank
                                by subscribing
               for common stock in its proposed holding company

                             FULTON BANCORP, INC.

                 A Prospectus relating to these securities is
                   available at our office or by calling our
                  Stock Information Center at (573) ________.

              This announcement is neither an offer to sell nor a
                  solicitation of an offer to buy the stock of
              Fulton Bancorp, Inc.  The offer is made only by the
                Prospectus.  The shares of common stock are not
              deposits or savings accounts and will not be insured
                  by the Federal Deposit Insurance Corporation
                        or any other government agency.

Copies of the Prospectus may be obtained in any State in which this announcement is circulated from Trident Securities, Inc. or such other brokers and dealers as may legally offer these securities in such state.

- --------------------------------------------------------------------------------

                      III.  Question and Answer Brochure

A.   Explanation

     The Question and Answer brochure is an essential marketing piece in any conversion. It serves two purposes: a) to answer some of the most commonly asked questions in "plain, everyday language"; and b) to highlight in brochure form the purchase commitments of the Savings Bank's officers and directors shown in the Prospectus. Although most of the answers are taken verbatim from the Prospectus, it saves the individual from searching for the answer to a simple question.

B.   Method of Distribution

     There are four primary methods of distribution of the Question and Answer brochure. However, regardless of the method the brochures are always accompanied by a Prospectus.

     1. A Question and Answer brochure is sent out in the initial mailing to all members of the Savings Bank.

     2. Question and Answer brochures are available in Fulton Savings Bank's offices.

     3. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

                    PROPOSED OFFICER AND DIRECTOR PURCHASES


                            Shares of
Name                       Common Stock             Amount($)
- ----                       ------------             ---------


                               (to be completed)

                             QUESTIONS AND ANSWERS
                                   REGARDING
                            THE PLAN OF CONVERSION

On January 9, 1996, the Board of Directors of Fulton Savings Bank, FSB ("Fulton Savings Bank" or the "Savings Bank") unanimously adopted the Plan of Conversion, pursuant to which Fulton Savings Bank will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. In addition, all of Fulton Savings Bank's outstanding capital stock will be issued to the holding company, Fulton Bancorp, Inc. (the "Holding Company"), which was organized by Fulton Savings Bank to own Fulton Savings Bank as a subsidiary.

This brochure is provided to answer general questions you might have about the Conversion. Following the Conversion, Fulton Savings Bank will continue to provide financial services to its depositors, borrowers and other customers as it has in the past and will operate with its existing management and employees. The Conversion will not affect the terms, balances, interest rates or existing federal insurance coverage on Fulton Savings Bank's deposits or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Fulton Savings Bank.

For complete information regarding the Conversion, see the Prospectus and the Proxy Statement dated September __, 1996. Copies of each of the Prospectus and the Proxy Statement may be obtained by calling the Stock Information Center at
(573) ________.


THIS INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY FULTON BANCORP, INC. COMMON STOCK. OFFERS TO BUY OR TO SELL MAY BE MADE ONLY BY THE PROSPECTUS. PLEASE READ THE PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION.

THE SHARES OF FULTON BANCORP, INC. COMMON STOCK BEING OFFERED IN THE SUBSCRIPTION AND DIRECT COMMUNITY OFFERINGS ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                             QUESTIONS AND ANSWERS

                             FULTON BANCORP, INC.
                       (THE PROPOSED HOLDING COMPANY FOR
                           FULTON SAVINGS BANK, FSB)

Questions and Answers Regarding the Subscription and Community Offerings

                          MUTUAL TO STOCK CONVERSION
                          --------------------------

1.   Q.   WHAT IS A "CONVERSION"?
     A. Conversion is a change in the legal form of organization. Fulton Savings Bank currently operates as a federally-chartered mutual savings bank with no stockholders. Through the Conversion, Fulton Savings Bank will become a federally-chartered stock savings bank, and the stock of its holding company, Fulton Bancorp, Inc. will be held primarily by stockholders who purchase stock in the Subscription, Direct Community and Syndicated Community Offerings or in the open market following the Offerings.

2.   Q.   WHY IS FULTON SAVINGS BANK CONVERTING?
     A. Fulton Savings Bank, as a mutual savings bank, does not have stockholders and has no authority to issue capital stock. By converting to the stock form of organization, the Savings Bank will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of the Savings Bank by providing a larger capital base from which the Savings Bank may operate, the ability to attract and retain qualified management through stock-based employee benefit plans, enhanced ability to diversify into other financial services related activities and expanded ability to render services to the public.

          The Board of Directors and management of Fulton Savings Bank believe that the stock form of organization is preferable to the mutual form of organization for a financial institution. The Board and management recognize the decline in the number of mutual thrifts from over 12,500 mutual institutions in 1929 to under 800 mutual thrifts today.

          Fulton Savings Bank believes that converting to the stock form of organization will allow Fulton Savings Bank to more effectively compete with local community banks, thrifts, and with statewide and regional banks, which are in stock form. Fulton Savings Bank believes that by combining its existing quality service and products with a local ownership base the Savings Bank's customers and community members who become stockholders will be inclined to do more business with Fulton Savings Bank.

          Furthermore, because Fulton Savings Bank competes with local and regional banks not only for customers, but also for employees, Fulton Savings Bank believes that the stock form of organization will better afford Fulton Savings Bank the opportunity to attract and retain employees, management and directors through various stock benefit plans which are not available to mutual savings institutions.

3.   Q.   IS FULTON SAVINGS BANK'S MUTUAL TO STOCK CONVERSION BENEFICIAL TO
          THE COMMUNITIES THAT THE SAVINGS BANK SERVES?
     A. Management believes that the structure of the Subscription, Community and Syndicated Community Offerings is in the best interest of the various communities that Fulton Savings Bank serves because following the Conversion it is anticipated that a significant portion of the Common Stock will be owned by local residents desiring to share in the ownership of a local community financial institution. Management desires that a significant portion of the shares of common stock sold in the Offerings will be sold to residents of the Savings Bank's Local Community ("Boone and Calloway Counties, Missouri").

4.   Q.  WHAT EFFECT WILL THE CONVERSION HAVE ON DEPOSIT ACCOUNTS AND LOANS?
     A. Terms and balances of accounts in Fulton Savings Bank and interest rates paid on such accounts will not be affected by the Conversion. Insurable accounts will continue to be insured by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum amount permitted by law. The Conversion also will not affect the terms or conditions of any loans to existing borrowers or the rights and obligations of these borrowers under their individual contractual arrangements with Fulton Savings Bank.

5.   Q.   WILL THE CONVERSION CAUSE ANY CHANGES IN FULTON SAVINGS BANK'S
          PERSONNEL?
     A. No. Both before and after the Conversion, Fulton Savings Bank's business of accepting deposits, making loans and providing financial services will continue without interruption with the same board of directors, management and staff.

6.   Q.   WHAT APPROVALS MUST BE RECEIVED BEFORE THE CONVERSION BECOMES
          EFFECTIVE?
     A. First, the Board of Directors of Fulton Savings Bank must adopt the Plan of Conversion, which occurred on January 9, 1996. Second, the Office of Thrift Supervision must approve the applications required to effect the Conversion. These approvals have been obtained. Third, the Plan of Conversion must be approved by a majority of all votes eligible to be cast by Fulton Savings Bank's voting members. A Special Meeting of voting members will be held on October __, 1996, to consider and vote upon the Plan of Conversion.

                              THE HOLDING COMPANY
                              -------------------

7.   Q.   WHAT IS A HOLDING COMPANY?
     A. A holding company is a company that owns another entity. Concurrent with the Conversion, Fulton Savings Bank will become a subsidiary of Fulton Bancorp, Inc., a company organized by Fulton Savings Bank to acquire all of the capital stock of Fulton Savings Bank to be outstanding after the Conversion.

8.   Q.   IF I DECIDE TO BUY STOCK IN THIS OFFERING, WILL I OWN STOCK IN THE
          HOLDING COMPANY OR FULTON SAVINGS BANK?
     A. You will own stock in Fulton Bancorp, Inc. However, Fulton Bancorp, Inc., as a holding company, will own all of the outstanding capital stock of Fulton Savings Bank.

9.   Q.   WHY DID THE BOARD OF DIRECTORS FORM THE HOLDING COMPANY?
     A. The Board of Directors believes that the Conversion of Fulton Savings Bank and the formation of the Holding Company will result in a stronger financial institution with the ability to provide additional flexibility to diversify the Savings Bank's business activities through existing or newly-formed subsidiaries, although there are no current arrangements or understandings with respect to such diversification. The Holding Company will also be able to use stock-based incentive programs to attract and retain executive and other personnel for itself and its subsidiaries.

                         ABOUT BECOMING A STOCKHOLDER
                         ----------------------------

10.  Q.   WHAT ARE THE SUBSCRIPTION, DIRECT COMMUNITY AND SYNDICATED COMMUNITY
          OFFERINGS?
     A. Under the Plan of Conversion adopted by Fulton Savings Bank, the Holding Company is offering shares of stock in the Subscription Offering to certain current and former customers of the Savings Bank and to the Savings Bank's Employee Stock Ownership Plan ("ESOP"). Shares which are not subscribed for in the Subscription Offering, if any, may be offered to the general public in a Direct Community Offering with preference given to natural persons who are residents of the Savings Bank's Local Community. These Offerings are consistent with the board's objective of Fulton Bancorp, Inc. being a locally owned financial institution. The Subscription Offering and Direct Community Offering, if conducted, are being managed by Trident Securities, Inc. It is anticipated that any shares not subscribed for in either the Subscription or Direct Community Offerings may be offered for sale in a Syndicated Community Offering, which is an offering on a best efforts basis by a selling group of broker-dealers.

11.  Q.   MUST I PAY A COMMISSION TO BUY STOCK IN CONJUNCTION WITH THE
          SUBSCRIPTION, DIRECT COMMUNITY OR SYNDICATED COMMUNITY OFFERINGS?
     A. No. You will not pay a commission to buy the stock if the stock is purchased in the Subscription, Direct Community or Syndicated Community Offerings.

12.  Q.   HOW MANY SHARES OF FULTON BANCORP, INC. STOCK WILL BE ISSUED IN THE
          CONVERSION?
     A. It is currently expected that between ___________ shares and ___________ shares of common stock will be sold at a price of $10.00 per share. Under certain circumstances the number of shares may be increased to ____________.

13.  Q.   HOW WAS THE PRICE DETERMINED?
     A. The aggregate price of the common stock was determined by RP Financial, LC., an independent appraisal firm specializing in the thrift industry, and was approved by the Office of Thrift Supervision. The price is based on the pro forma market value of Fulton Savings Bank and the Holding Company as determined by the independent evaluation.

14.  Q.   WHO IS ENTITLED TO BUY STOCK IN THE CONVERSION?
     A. The shares of Fulton Bancorp, Inc. to be issued in the Conversion are being offered in the Subscription Offering in the following order of priority to: (i) depositors with $50.00 or more on deposit at the Savings Bank as of December 31, 1994 ("Eligible Account Holders"),
          (ii) the Savings Bank's ESOP, (iii) depositors with $50.00 or more on deposit at the Savings Bank as of June 30, 1996 ("Supplemental Eligible Account Holders"), and (iv) depositors of the Savings Bank as of _______, 1996 ("Voting Record Date") and borrowers of the Savings Bank whose loans were outstanding as of April 15, 1995, and continue to be outstanding as of the Voting Record Date ("Other Members"), subject to the priorities and purchase limitations set forth in the Plan of Conversion. Subject to the prior rights of holders of subscription rights, Common Stock not subscribed for in the Subscription Offering may be offered subsequently in the Direct Community Offering to certain members of the general public, with preference given to natural persons and trusts of natural persons residing in Boone and Callaway Counties, Missouri (the Savings Bank's "Local Community"). Shares, if any, not subscribed for in the Subscription or Direct Community Offerings may be offered to the general public in the Syndicated Community Offering.

15.  Q.   ARE THE SUBSCRIPTION RIGHTS TRANSFERABLE?
     A. No. Subscription rights granted to Fulton Savings Bank's Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in the Conversion are not transferable. Persons violating such prohibition, directly or indirectly, may lose their right to purchase stock in the Conversion and be subject to other possible sanctions. IT IS THE RESPONSIBILITY OF EACH SUBSCRIBER QUALIFYING AS AN ELIGIBLE ACCOUNT HOLDER, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER OR OTHER MEMBER TO LIST COMPLETELY ALL ACCOUNT NUMBERS FOR QUALIFYING SAVINGS ACCOUNTS OR LOANS AS OF THE QUALIFYING DATE ON THE STOCK ORDER FORM.

16.  Q.   WHAT ARE THE MINIMUM AND MAXIMUM NUMBERS OF SHARES THAT I CAN PURCHASE
          IN THE CONVERSION?
     A. The minimum number of shares is 25. The maximum number of shares that may be purchased in the Conversion by any person or entity currently is 15,000. The maximum number of shares that may be purchased in the Conversion by any person or entity other than the ESOP, together with any associate or persons or entities acting in concert with such person, currently is 20,000 shares.

17.  Q.   ARE THE BOARD OF DIRECTORS AND MANAGEMENT OF FULTON SAVINGS BANK
          BUYING A SIGNIFICANT AMOUNT OF THE STOCK OF THE HOLDING COMPANY?
     A. Directors and executive officers of the Savings Bank are expected to subscribe for 128,000 shares. The purchase price paid by directors and executive officers will be the same $10.00 per share price as that paid by all other persons who order stock in the Subscription, Direct Community or Syndicated Community Offerings.

18.  Q.   HOW DO I SUBSCRIBE FOR SHARES OF STOCK?
     A. To subscribe for shares of stock in the Subscription Offering, you should send or deliver a stock order form together with full payment (or appropriate instructions for withdrawal from permitted deposit accounts as described below) to Fulton Savings Bank in the postage-paid envelope provided, so that the stock order form and payment or withdrawal authorization instructions are received prior to the close of the Subscription Offering, which will terminate at 4:30 p.m., Central Time, on October __, 1996, unless extended. Payment for shares may be made in cash (if made in person) or by check or money order. Subscribers who have deposit accounts with Fulton Savings Bank may include instructions on the stock order form requesting withdrawal from such deposit account(s) to purchase shares of Fulton Bancorp, Inc. Withdrawals from certificates of deposit may be made without incurring an early withdrawal penalty.

          If shares remain available for sale after the expiration of the Subscription Offering, they may be offered in the Direct Community Offering, which will begin as soon as practicable after the end of the Subscription Offering, but may begin at any time during the Subscription Offering. Persons who wish to order stock in the Direct Community Offering should return their stock order form as soon as possible after the Direct Community Offering begins because it may terminate at any time after it begins. Members of the general public should contact the Stock Information Center at (573) ________ for additional information.

19.  Q.   MAY I USE FUNDS IN A RETIREMENT ACCOUNT TO PURCHASE STOCK?
     A. Yes. If you are interested in using funds held in your retirement account at Fulton Savings Bank, the Stock Information Center can assist you in transferring those funds to a self-directed IRA, if necessary, and directing the trustee to purchase the stock. This process may be done without an early withdrawal penalty and generally without a negative tax consequence to your retirement account. Due to the additional paperwork involved, IRA transfers should be completed by _________. For additional information, call the Stock Information Center at (573) __________.

20.  Q.   WILL I RECEIVE INTEREST ON FUNDS I SUBMIT FOR A STOCK PURCHASE?
     A. Yes. Fulton Savings Bank will pay interest at its passbook rate from the date the funds are received until completion of the stock offering or termination of the Conversion. All funds authorized for withdrawal from deposit accounts with Fulton Savings Bank will continue to earn interest at the contractual rate until the date of the completion of the Conversion.

21.  Q.   MAY I OBTAIN A LOAN FROM FULTON SAVINGS BANK TO PAY FOR SHARES
          PURCHASED IN THE CONVERSION?
     A. No. Federal regulations prohibit Fulton Savings Bank from making loans for this purpose. However, federal regulations do not prohibit you from obtaining a loan from another source for the purpose of purchasing stock in the Conversion.

22.  Q.   IF I BUY STOCK IN THE CONVERSION, HOW WOULD I GO ABOUT BUYING
          ADDITIONAL SHARES OR SELLING SHARES IN THE AFTERMARKET?
     A. Fulton Bancorp, Inc. has received approval to have the Common Stock quoted on the Nasdaq SmallCap Market under the symbol "____." Therefore, once the stock has commenced trading, interested investors may contact any broker to buy or sell shares.

23.  Q.  WHAT IS THE HOLDING COMPANY'S DIVIDEND POLICY?
     A. The Board of Directors of the Holding Company intends to adopt a policy of paying regular cash dividends in the first full quarter following consummation of the Conversion. Dividends will be subject to determination and declaration by the Board of Directors, which will take into account a number of factors, including the operating results and financial condition of the Holding Company, net worth and capital requirements and regulatory restrictions on the payment of dividends by the Savings Bank to the Holding Company upon which dividends paid by the Holding Company eventually will be primarily dependent. There can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods.

24.  Q.   WILL THE FDIC INSURE THE SHARES OF THE HOLDING COMPANY?
     A. No. The shares of Fulton Bancorp, Inc. are not savings deposits or savings accounts and are not insured by the FDIC or any other government agency.

25.  Q.   IF I SUBSCRIBE FOR SHARES AND LATER CHANGE MY MIND, WILL I BE ABLE TO
          GET A REFUND OR MODIFY MY ORDER?
     A. No. Your order cannot be canceled, withdrawn or modified once it has been received by Fulton Savings Bank without the consent of Fulton Savings Bank.

                   ABOUT VOTING "FOR" THE PLAN OF CONVERSION
                   -----------------------------------------

26.  Q.   AM I ELIGIBLE TO VOTE AT THE SPECIAL MEETING OF MEMBERS TO BE HELD TO
          CONSIDER THE PLAN OF CONVERSION?
     A. You are eligible to vote at the Special Meeting of Members to be held on October __, 1996 if you were a) a depositor of Fulton Savings Bank at the close of business on the Voting Record Date (_______, 1996) and continue as such until the Special Meeting; or b) a borrower of the Savings Bank whose loan was outstanding on April 15, 1995 and continues to be outstanding on the Voting Record Date. If you were a member on the Voting Record Date, you should have received a proxy statement and a proxy card with which to vote.

27.  Q.   HOW MANY VOTES DO I HAVE?
     A. Each account holder is entitled to one vote for each $100, or fraction thereof, on deposit in such account(s). Each borrower member is entitled to cast one vote in addition to the number of votes, if any, he or she is entitled to cast as an account holder. No member may cast more than 1,000 votes.

28.  Q    IF I VOTE "AGAINST" THE PLAN OF CONVERSION AND IT IS APPROVED, WILL I
          BE PROBIBITED FROM BUYING STOCK DURING THE SUBSCRIPTION OFFERING?
     A. No. Voting against the Plan of Conversion in no way restricts you from purchasing Fulton Bancorp, Inc. stock in the Subscription Offering.

29.  Q.   DID THE BOARD OF DIRECTORS OF FULTON SAVINGS BANK UNANIMOUSLY ADOPT
          THE CONVERSION?
     A. Yes. Fulton Savings Bank's Board of Directors unanimously adopted the Plan of Conversion and urges that all members vote "FOR" approval of such Plan.

30.  Q.   WHAT HAPPENS IF FULTON SAVINGS BANK DOES NOT GET ENOUGH VOTES TO
          APPROVE THE PLAN OF CONVERSION?
     A. The Conversion would not take place, and Fulton Savings Bank would remain a mutual savings institution.

31.  Q.   AS A QUALIFYING DEPOSITOR OR BORROWER OF FULTON SAVINGS BANK, AM I
          REQUIRED TO VOTE?
     A. No. However, failure to return your proxy card or otherwise vote will have the same effect as a vote AGAINST the Plan of Conversion.

32.  Q.   WHAT IS A PROXY CARD?
     A. A proxy card gives you the ability to vote without attending the Special Meeting in person. If you received more than one informational packet, then you should vote the proxy cards in all packets. Your proxy card(s) is (are) located in the window sleeve of your informational packet(s).

          You may attend the meeting and vote, even if you have returned your proxy card, if you choose to do so. However, if you are unable to attend, you still are represented by proxy. Previously executed proxies, other than those proxies sent pursuant to the Conversion, will not be used to vote for approval of the Plan of Conversion, even if the respective members do not execute another proxy or attend the Special Meeting and vote in person.

33.  Q.   HOW CAN I GET FURTHER INFORMATION CONCERNING THE STOCK OFFERING?
     A. You may call the Stock Information Center at (573) ________ for further information or to request a copy of the Prospectus, a stock order form, a proxy statement or a proxy card.

     THIS INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY FULTON BANCORP, INC. COMMON STOCK. SUCH OFFERS AND SOLICITATIONS MAY BE MADE ONLY BY MEANS OF THE PROSPECTUS. COPIES OF THE PROSPECTUS MAY BE OBTAINED BY CALLING THE STOCK INFORMATION CENTER AT (573)
______________.

     THE SHARES OF FULTON BANCORP, INC. COMMON STOCK BEING OFFERED ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                               IV.  IRA Mailing



A.   Explanation

     A special IRA mailing is proposed to be sent to all IRA customers of the Savings Bank in order to alert the customers that funds held in an IRA can be used to purchase stock. Since this transaction is not as simple as designating funds from a certificate of deposit like a normal stock purchase, this letter informs the customer that this process is slightly more detailed and involves a personal visit to the Savings Bank.

B.   Quantity

     One IRA letter is proposed to be mailed to each IRA customer of the Savings Bank. These letters would be mailed following OTS approval for the conversion and after each customer has received the initial mailing containing a Proxy Statement and a Prospectus.

C.   Example - See following page.

                        Fulton Savings Bank Letterhead



                              September __, 1996

Dear Individual Retirement Account Participant:

     As you know, Fulton Savings Bank is in the process of converting from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and has formed Fulton Bancorp, Inc. to hold all of the stock of Fulton Savings Bank (the "Conversion"). Through the Conversion, certain current and former depositors and borrowers of Fulton Savings Bank have the opportunity to purchase shares of common stock of Fulton Bancorp, Inc. in a Subscription Offering. Fulton Bancorp, Inc. currently is offering up to _________ shares, subject to adjustment, of Fulton Bancorp, Inc. at a price of $10.00 per share.

     As the holder of an individual retirement account ("IRA") at Fulton Savings Bank, you have an opportunity to become a shareholder in Fulton Bancorp, Inc. using funds being held in your IRA. If you desire to purchase shares of common stock of Fulton Bancorp, Inc. through your IRA, Trident Securities, Inc. and Fulton Savings Bank can assist you in self-directing those funds. This process can be done without an early withdrawal penalty and generally without a negative tax consequence to your retirement account.

     If you are interested in receiving more information on self-directing your IRA, please contact our Conversion Center at (573) __________. Because it may take several days to process the necessary IRA forms, a response is requested by _______, 1996 to accommodate your interest.

                              Sincerely,



                              Kermit D. Gohring
                              President

This letter is neither an offer to sell nor a solicitation of an offer to buy Fulton Bancorp, Inc. common stock. The offer is made only by the Prospectus, which was recently mailed to you. THE SHARES OF FULTON BANCORP, INC. COMMON STOCK ARE NOT DEPOSITS AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE
                                ---
CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                      V.  Counter Cards and Lobby Posters

A.   Explanation

     Counter cards and lobby posters serve two purposes: (1) As a notice to Fulton Savings Bank's customers and members of the local community that the stock sale is underway and (2) to remind the customers of the end of the Subscription Offering. Trident has learned in the past that many people forget the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.   Quantity

     Approximately 2 - 3 Counter cards will be used at teller windows and on customer service representatives' desk.

     Approximately 1 - 2 Lobby posters will be used at each office of Fulton Savings Bank

C.   Example

D.   Size

     The counter card will be approximately 8 1/2" x 11".

     The lobby poster will be approximately 16" x 20".

C.                                                                  POSTER
                                                                     OR
                                                                    COUNTER CARD



================================================================================

                          "TAKE STOCK IN OUR FUTURE"

                           "STOCK OFFERING MATERIALS
                                AVAILABLE HERE"

                              FULTON SAVINGS BANK

================================================================================

                              VI.  Proxy Reminder


A.   Explanation

     A proxy reminder is used when the majority of votes needed to adopt the Plan of Conversion is still outstanding. The proxy reminder is mailed to those "target vote" depositors who have not previously returned their signed proxy.

     The target vote depositors are determined by the conversion agent.

B.   Example

C.   Size

     Proxy reminder is approximately 8 1/2" x 11".

B.   Example

- --------------------------------------------------------------------------------

                           P R O X Y  R E M I N D E R


                              FULTON SAVINGS BANK



YOUR VOTE ON OUR STOCK CONVERSION PLAN HAS NOT BEEN RECEIVED.
- ---------                              ---------------------

YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO
- ---------------------------
VOTING AGAINST THE PLAN.

VOTING FOR THE CONVERSION WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNTS. DEPOSIT ACCOUNTS WILL CONTINUE TO BE FEDERALLY INSURED UP TO THE APPLICABLE LIMITS.

YOU MAY PURCHASE STOCK IF YOU WISH, BUT VOTING DOES NOT OBLIGATE YOU TO BUY
STOCK.

PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL, OR DELIVER, THE
                     ----------------------------
PROXY CARD TO FULTON SAVINGS BANK TODAY.  PLEASE VOTE ALL PROXY CARDS RECEIVED.
                                                      ---

WE RECOMMEND THAT YOU VOTE TO APPROVE THE PLAN OF CONVERSION.  THANK YOU.


                                        THE BOARD OF DIRECTORS AND MANAGEMENT OF
                                        FULTON SAVINGS BANK

- --------------------------------------------------------------------------------

                       IF YOU RECENTLY MAILED THE PROXY,
             PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.
                  FOR FURTHER INFORMATION CALL (573) _______.

                          [Fulton Savings letterhead]



Dear Interested Investor:

     Fulton Savings Bank, FSB ("Fulton Savings") is pleased to announce that we have received regulatory approval to proceed with our plan to convert to a federally-chartered stock savings bank, conditioned upon receipt of approval by Fulton Savings' members, among other things. This stock Conversion is the most significant event in the history of Fulton Savings in that it allows customers, community members, directors and employees an opportunity to own stock in Fulton Bancorp, Inc., the proposed holding company for Fulton Savings.

     Enclosed is a Prospectus that fully describes Fulton Savings, its management, board and financial condition. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center at (573) ________.

                              Sincerely,



                              Kermit D. Gohring
                              President and Chief Executive Officer

Enclosures

     THIS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, SHARES OF FULTON BANCORP, INC. COMMON STOCK OFFERED IN THE CONVERSION. SUCH OFFERS ARE MADE ONLY BY MEANS OF THE PROSPECTUS. THERE SHALL BE NO SALE OF STOCK IN ANY STATE IN WHICH ANY OFFER, SOLICITATION OF AN OFFER OR SALE OF STOCK WOULD BE UNLAWFUL.

THIS STOCK WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

DI

                          [Fulton Savings letterhead]



                                                                     _____, 1996
Dear Member:

     We are pleased to announce that Fulton Savings Bank, FSB ("Fulton Savings") is converting from a federally chartered mutual savings bank to a federally chartered stock savings bank. In conjunction with this Conversion, Fulton Bancorp, Inc. ("Company"), the newly formed holding company for Fulton Savings, is offering shares of its common stock in a Subscription Offering.

     Enclosed you will find a Prospectus and Proxy Statement describing the Conversion and proxy card(s). As a member of Fulton Savings as of ________, 1996, we ask you to participate in the Conversion by reviewing the information provided and voting on the Conversion by completing and mailing the enclosed proxies in the enclosed postage-paid envelope as soon as possible. The Board of Directors recommends that you vote FOR the Plan of Conversion.
                                   ---

     Although we encourage you to vote on the Plan of Conversion, unfortunately the Company is unable to either offer or sell its Common Stock to you because the small number of eligible subscribers in your jurisdiction makes registration or qualification of the Common Stock under the Securities laws of your jurisdiction impractical, for reasons of cost or otherwise. Accordingly, this letter and the materials enclosed herewith should be considered neither an offer to sell nor a solicitation of an offer to buy the Common Stock of the Company.

     IF YOU HAVE ANY QUESTIONS ABOUT YOUR VOTING RIGHTS OR THE CONVERSION IN GENERAL, PLEASE CALL OUR STOCK INFORMATION CENTER AT (573) ________.

                              Sincerely,



                              Kermit D. Gohring
                              President and Chief Executive Officer

Enclosures

     THIS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, SHARES OF FULTON BANCORP, INC. COMMON STOCK OFFERED IN THE CONVERSION, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY IN CONNECTION WITH THE CONVERSION. SUCH OFFERS AND SOLICITATIONS OF PROXIES ARE MADE ONLY BY MEANS OF THE PROSPECTUS AND PROXY STATEMENT. THERE SHALL BE NO SALE OF STOCK IN ANY STATE IN WHICH ANY OFFER, SOLICITATION OF AN OFFER OR SALE OF STOCK WOULD BE UNLAWFUL.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

BS

                        [Trident Securities letterhead]



                                                                     _____, 1996

To Members and Friends of Fulton Savings Bank, FSB:

     Trident Securities, Inc., a member of the National Association of Securities Dealers ("NASD"), is assisting Fulton Savings Bank, FSB ("Fulton Savings") in its conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank and the concurrent offering of shares of common stock by its holding company, Fulton Bancorp, Inc. (the "Company").

     At the request of the Company, we are enclosing materials explaining this process and your alternatives, including an opportunity to invest in shares of the Company's common stock being offered to customers through ______, 1996. Please read the enclosed offering materials carefully. The Company has asked us to forward these documents to you in view of certain requirements of the securities laws in your state.

     We urge you to study these materials carefully, particularly the Prospectus and Proxy Statement. If you choose to exercise your rights to subscribe for shares of Common Stock of the Company you should follow the instructions contained in the enclosed materials. Trident Securities, Inc. should not be understood as recommending or soliciting in any way any action by you in regard to the enclosed materials. If you have any questions, we have set up a Stock Information Center at Fulton Savings at Fulton Savings' main office at 410 Market Street, in Fulton, Missouri, or feel free to call the Stock Information Center at (573) ________.

                                       Sincerely,



                                       TRIDENT SECURITIES, INC.



     THE SHARES OF COMMON STOCK OFFERED IN THE CONVERSION ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

     THIS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY MEANS OF THE PROSPECTUS.

TS

                          [Fulton Savings letterhead]



                                                                     _____, 1996

Dear Friend:

     Fulton Savings Bank, FSB ("Fulton Savings") is pleased to announce that we have received regulatory approval to proceed with our plan to convert to a federally-chartered stock savings bank, conditioned upon receipt of approval by Fulton Savings' members, among other things. This stock Conversion is the most significant event in the history of Fulton Savings in that it allows customers, community members, directors and employees an opportunity to own stock in Fulton Bancorp, Inc., the proposed holding company for Fulton Savings.

     Since 1912, Fulton Savings has successfully operated as a mutual company. We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at Fulton Savings, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Fulton Savings. Let us also assure you that the stock Conversion will not result in any changes in the management, personnel or the Board of Directors of Fulton Savings.

     Our records indicate that you were a depositor of Fulton Savings on December 31, 1994. Therefore, under applicable law, you are entitled to subscribe for Common Stock in Fulton Savings' Subscription Offering. Orders submitted by you and others in the Subscription Offering are contingent upon the current members' approval of the Plan of Conversion at a special meeting of members to be held on ______, 1996 and upon receipt of all required regulatory approvals.

     IF YOU DECIDE TO EXERCISE YOUR SUBSCRIPTION RIGHTS TO PURCHASE SHARES, YOU MUST RETURN A PROPERLY COMPLETED STOCK ORDER FORM TOGETHER WITH FULL PAYMENT FOR THE SUBSCRIBED SHARES SO THAT IT IS RECEIVED AT FULTON SAVINGS NOT LATER THAN 4:30 P.M., CENTRAL TIME ON ______, 1996.

     Enclosed is a Prospectus which fully describes Fulton Savings, its management, board and financial condition. Please review it carefully before you invest. For your convenience, we have established a Stock Information Center. IF YOU HAVE ANY QUESTIONS, PLEASE CALL THE STOCK INFORMATION CENTER AT
(573) ________.

     We look forward to continuing to provide quality financial services to you in the future.

                              Sincerely,



                              Kermit D. Gohring
                              President and Chief Executive Officer

Enclosures

     THIS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, SHARES OF FULTON BANCORP, INC. COMMON STOCK OFFERED IN THE CONVERSION, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY IN CONNECTION WITH THE CONVERSION. SUCH OFFERS AND SOLICITATIONS OF PROXIES ARE MADE ONLY BY MEANS OF THE PROSPECTUS AND PROXY STATEMENT. THERE SHALL BE NO SALE OR STOCK IN ANY STATE IN WHICH ANY OFFER, SOLICITATION OF AN OFFER OR SALE OF STOCK WOULD BE UNLAWFUL.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

DF

                          [Fulton Savings letterhead]


                                                                     _____, 1996
Dear Valued Customer:

     Fulton Savings Bank, FSB ("Fulton Savings") is pleased to announce that we have received regulatory approval to proceed with our plan to convert to a federally-chartered stock savings bank, conditioned upon receipt of approval by Fulton Savings' members, among other things. This stock Conversion is the most significant event in the history of Fulton Savings in that it allows customers, community members, directors and employees an opportunity to own stock in Fulton Bancorp, Inc., the proposed holding company for Fulton Savings.

     Since 1912, Fulton Savings has successfully operated as a mutual company. We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at Fulton Savings, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Fulton Savings. Let us also assure you that the stock Conversion will not result in any changes in the management, personnel or the Board of Directors of Fulton Savings.

     A special meeting of the members of Fulton Savings will be held on ______, 1996 at _:00 p.m., Central Time at Fulton Savings' main office at 410 Market Street, Fulton, Missouri to consider and vote upon Fulton Savings' Plan of Conversion. Enclosed is a proxy card. Your Board of Directors solicits your vote "FOR" Fulton Savings' Plan of Conversion. A vote in favor of the Plan of Conversion does not obligate you to purchase stock. If you do not plan to attend the special meeting, please sign and return your proxy card promptly; your vote is important to us.

     As one of our valued members, you have the opportunity to invest in Fulton Savings' future by purchasing stock in Fulton Bancorp, Inc. during the Subscription Offering, without paying a sales commission.

     If you decide to exercise your subscription rights to purchase shares, you must return a properly completed stock order form together with full payment for the subscribed shares so that it is received by Fulton Savings not later than 4:30 p.m., Central Time on ______, 1996.

     We also have enclosed a Prospectus which fully describes Fulton Savings, its management, board and financial condition. Please review it carefully before you vote or invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center at (573) ________.

     We look forward to continuing to provide quality financial services to you in the future.

                              Sincerely,



                              Kermit D. Gohring
                              President and Chief Executive Officer

Enclosures

     THIS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, SHARES OF FULTON BANCORP, INC. COMMON STOCK OFFERED IN THE CONVERSION, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY IN CONNECTION WITH THE CONVERSION. SUCH OFFERS AND SOLICITATIONS OF PROXIES ARE MADE ONLY BY MEANS OF THE PROSPECTUS AND PROXY STATEMENT. THERE SHALL BE NO SALE OR STOCK IN ANY STATE IN WHICH ANY OFFER, SOLICITATION OF AN OFFER OR SALE OF STOCK WOULD BE UNLAWFUL.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

DM